Exhibit 99.1

Caterpillar Financial Services Corporation
4Q 2020 Earnings Release
January 29, 2021

FOR IMMEDIATE RELEASE

Cat Financial Announces 2020 Year-End Results

Full-Year 2020 vs. Full-Year 2019
Cat Financial reported revenues of $2.55 billion for 2020, a decrease of $416 million, or 14%, compared with 2019. Profit was $293 million for 2020, a $117 million, or 29%, decrease from 2019.
The decrease in revenues was primarily due to a $190 million unfavorable impact from lower average financing rates and a $151 million unfavorable impact from lower average earning assets.
Profit before income taxes was $434 million for 2020, a $194 million, or 31%, decrease from 2019. The decrease was primarily due to a $104 million increase in provision for credit losses, a $69 million unfavorable impact from lower average earning assets, a $52 million decrease in net yield on average earning assets and a $36 million unfavorable impact from returned or repossessed equipment. These unfavorable impacts were partially offset by an $82 million decrease in general, operating and administrative expenses, primarily due to lower incentive compensation.
The provision for income taxes reflected an annual tax rate of 29% for 2020, compared with 31% for 2019. The decrease in the annual tax rate was primarily due to changes in the geographic mix of profits.
During 2020, retail new business volume was $10.76 billion, a decrease of $1.13 billion, or 9%, from 2019. The decrease was driven by lower volume across all segments with the exception of an increase in Asia/Pacific.
At the end of 2020, past dues were 3.49%, compared with 3.14% at the end of 2019. Past dues increased primarily due to the impact of the COVID-19 pandemic, partially offset by decreases in the Caterpillar Power Finance, EAME and Latin American portfolios. Write-offs, net of recoveries, were $222 million for 2020, compared with $237 million for 2019. As of December 31, 2020, the allowance for credit losses totaled $479 million, or 1.77% of finance receivables, compared with $424 million, or 1.50% of finance receivables at December 31, 2019.

Fourth-Quarter 2020 vs. Fourth-Quarter 2019
Cat Financial reported fourth-quarter 2020 revenues of $616 million, a decrease of $109 million, or 15%, compared with the fourth quarter of 2019. Fourth-quarter 2020 profit was $96 million, an $8 million, or 8%, decrease from the fourth quarter of 2019.
The decrease in revenues was primarily due to a $50 million unfavorable impact from lower average financing rates and a $34 million unfavorable impact from lower average earning assets.
Fourth-quarter 2020 profit before income taxes was $122 million, a $39 million, or 24%, decrease from the fourth quarter of 2019. The decrease was primarily due to a $31 million increase in provision for credit losses, a $24 million unfavorable impact from returned or repossessed equipment and a $16 million unfavorable impact from lower average earning assets. These unfavorable impacts were partially offset by a $24 million decrease in general, operating and administrative expenses, primarily due to lower incentive compensation.
The provision for income taxes reflected an effective tax rate of 20% in the fourth quarter of 2020, compared with 32% in the fourth quarter of 2019. The decrease in the effective tax rate was primarily due to changes in the geographic mix of profits.
During the fourth quarter of 2020, retail new business volume was $3.11 billion, a decrease of $153 million, or 5%, from the fourth quarter of 2019. The decrease was driven by lower volume across all segments with the exception of Asia/Pacific and EAME.
"We were pleased with the overall performance of our business and the resilience of our team in 2020 as we managed through the challenges from the global pandemic," said Dave Walton, president of Cat Financial and vice president of the Financial Products Division of Caterpillar Inc. "The global Cat Financial team remains laser focused on executing our strategy to continue helping Caterpillar customers and dealers succeed with innovative financial services solutions."
For almost 40 years, Cat Financial, a wholly owned subsidiary of Caterpillar, has provided financial service excellence to customers. The company offers a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® gas turbines, marine vessels and various operational needs. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia, Europe, Africa and the Middle East, with its headquarters in Nashville, Tennessee.

Caterpillar media contact: Kate Kenny, 309-361-9333 or Kenny_Kate@cat.com

STATISTICAL HIGHLIGHTS:

FOURTH-QUARTER 2020 VS. FOURTH-QUARTER 2019
(ENDED DECEMBER 31)
(Millions of dollars)

	2020	2019	CHANGE
Revenues	$616	$725	(15)%
Profit Before Income Taxes	$122	$161	(24)%
Profit (excluding profit attributable to noncontrolling interests)	$96	$104	(8)%
Retail New Business Volume	$3,109	$3,262	(5)%
Total Assets	$31,991	$33,693	(5)%

FULL-YEAR 2020 VS. FULL-YEAR 2019
(ENDED DECEMBER 31)
(Millions of dollars)

	2020	2019	CHANGE
Revenues	$2,550	$2,966	(14)%
Profit Before Income Taxes	$434	$628	(31)%
Profit (excluding profit attributable to noncontrolling interests)	$293	$410	(29)%
Retail New Business Volume	$10,759	$11,888	(9)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) the global coronavirus pandemic, which has led to periods of significant volatility in financial and other markets; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.